Exhibit 3.2

SMARTSTOP SELF STORAGE REIT, INC.

ARTICLES OF AMENDMENT

SmartStop Self Storage REIT, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter (the “Charter”) of the Corporation is hereby amended to decrease the par value of the shares of Class A Common Stock and Class T Common Stock of the Corporation issued and outstanding immediately prior to the Effective Time (as defined below) from $0.004 per share to $0.001 per share.

SECOND: The amendment to the Charter as set forth above has been duly approved by at least a majority of the entire Board of Directors as required by law. The amendment set forth herein is made without action by the stockholders of the Corporation, pursuant to Section 2-605(a)(2) of the Maryland General Corporation Law.

THIRD: There has been no increase in the authorized shares of stock of the Corporation effected by the amendment to the Charter as set forth above.

FOURTH: These Articles of Amendment shall become effective at 12:01 p.m., Eastern Time, on March 20, 2025 (the “Effective Time”).

FIFTH: The undersigned acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chief Executive Officer and attested to by its Secretary on this 20th day of March, 2025.

ATTEST:	SMARTSTOP SELF STORAGE REIT, INC.

/s/ Nicholas M. Look	By:	/s/ H. Michael Schwartz (SEAL)
Name: Nicholas M. Look		Name: H. Michael Schwartz
Title: Secretary		Title: Chief Executive Officer